                                                                       EXHIBIT C


                        RIGHT OF FIRST REFUSAL AGREEMENT

         This Right of First Refusal Agreement (this "Agreement") is made and entered into as of February 28, 2001, by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), the investors set forth on the Schedule of Investors attached hereto (collectively, the "Investors"), and each of the persons set forth on the Schedule of Family Shareholders attached hereto (collectively, the "Family Shareholders").

                                    RECITALS

         WHEREAS, the Company and the Investors have entered into a Series 2001-A Preferred Stock Purchase Agreement (the "Preferred Purchase Agreement"), whereby the Company will sell, and the Investors will purchase, 300,000 shares of Series 2001-A Preferred Stock, $.01 par value per share (the "Preferred Stock"), of the Company (the "Financing");

         WHEREAS, the Preferred Purchase Agreement requires, as a condition to closing the Financing, that the parties hereto enter into this Agreement; and

         WHEREAS, the Family Shareholders desire to induce the Investors to consummate the Financing.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: SECTION 1.

                             RIGHT OF FIRST REFUSAL

         1.1 General. Before any shares of the $.01 par value common stock of the Company (the "Common Stock") held by any of the Family Shareholders, excluding any shares acquired after the date of this Agreement in open market purchases in the public securities markets or pursuant to the Company's 1993 Employee Stock Purchase Plan, or upon the exercise of options granted under the Company's 1993 Performance and Equity Incentive Plan (the "Family Shares") may be sold or otherwise transferred, including any act of selling, assigning, transferring, pledging, encumbering, giving and any other form of conveying, whether voluntary or by operation of law (each a "transfer"), the holders of the Company's outstanding Preferred Stock and of any shares of Common Stock into which the Preferred Stock is converted, excluding any shares that have been sold in the public securities markets pursuant to an effective registration statement or a valid exemption from such registration (the "Series A Holders"), shall have rights of first refusal to purchase such Family Shares on the terms and conditions set forth herein.

         1.2 Notice of Proposed Transfer. If a Family Shareholder (a "Selling Holder") proposes to transfer any Family Shares, such Selling Holder shall deliver to the Company and the


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Series A Holders a written notice (the "Notice") stating: (i) the Selling
Holder's bona fide intention to transfer Family Shares; (ii) the name of each proposed transferee, if in connection with a transfer of shares other than into the public securities markets (a "Private Sale"); (iii) the number of Family Shares to be transferred to each proposed transferee if the transfer is a Private Sale and the consideration, if any, for which the Selling Holder proposes to transfer the Family Shares; (iv) if the transfer is to be made into the public securities markets (a "Public Sale"), the number of shares to be sold, the manner and timing of the intended individual sales, the anticipated timing (not to exceed 90 days) of the sale of all such shares to be sold in the proposed Public Sale and the Average Market Price (defined below) of the shares to be sold; and (v) the deadline for submission of the Initial Purchase Notice in accordance with the time limits set forth in Section 1.3 below. If the proposed sale is by an "affiliate" of the Company, or is of "restricted securities," each as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), then the Notice shall be accompanied by an opinion of counsel reasonably acceptable to the Company that the proposed sale would be exempt from registration under the Securities Act, or would be sold pursuant to an effective registration statement under the Securities Act


         1.3      Exercise of Right of First Refusal.

                  (a) After receipt of the Notice, the Series A Holders may, by giving written notice to the Selling Holder (the "Initial Purchase Notice"), elect to purchase all, but not less than all, of the Family Shares proposed to be transferred, at the purchase price determined in accordance with
Section 1.4 below. If the total number of Shares that the Series A Holders elect to purchase exceeds the number of Family Shares that the Selling Holder proposes to transfer, each Series A Holder electing to purchase (each a "Purchasing Shareholder") shall be entitled to purchase such holder's Pro Rata Share (as defined in Section 1.3(d)), of the Family Shares to be transferred. The Initial Purchase Notice shall be given to the Selling Holder within twenty (20) days after receipt of the Notice, in the case of a proposed Private Sale, and within fifteen (15) days after receipt of the Notice, in the case of a proposed Public Sale.

                  (b) If the Series A Holders do not choose to purchase all of the available Family Shares, the Selling Holder shall promptly give written notice (the "Second Notice") to the Series A Holders who have elected to purchase (the "Purchasing Shareholders"), which shall set forth (i) the number of Family Shares elected to be purchased by the Purchasing Shareholders and the identity of the Purchasing Shareholders so electing and number of Family Shares so elected to be purchased by each of them, (ii) the number of Family Shares remaining available for purchase, if the Purchasing Shareholders have not elected to purchase all of the available Family Shares, and (iii) the deadline for submission of the Second Purchase Notice in accordance with the time limits set forth in this Section 1.3. The Purchasing Shareholders may then elect by giving written notice to the Selling Holder (the "Second Purchase Notice") to purchase the remaining available Family Shares at the purchase price determined in accordance with Section 1.4 below, as to each Purchasing Shareholder in accordance with its Pro Rata Share. The Second Purchase Notice shall be given to the Selling Holder within ten (10) days after receipt of the Second Notice, in the case of a proposed Private Sale or a proposed Public Sale.

                  (c) Notwithstanding the foregoing, the Family Shareholders may, as to not more than 30,000 shares in the aggregate for all Family Shareholders during any three-month


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period, provide for an expedited Public Sale pursuant to the terms of this
Section 1.3(c). In such event, the Notice will specify in bold letters at the top that it is being submitted pursuant to this Section 1.3(c) for an expedited sale pursuant to the terms of this Section (an "Expedited Sale"). The procedures applicable to a Public Sale shall apply to an Expedited Sale, except that the Purchasing Shareholders will respond to the Notice within five (5) business days after receipt of the Notice, and no Second Notice need be given. For purposes of this Section 1.3(c), the term "business day" means any day, other than a Saturday or Sunday, or any other day on which national banks in the City of Atlanta are authorized to close.

                  (d) For purposes of this Agreement, a Purchasing Shareholder's "Pro Rata Share" is a fraction, the numerator of which is the number of shares of Common Stock held by such holder (assuming conversion of all shares of Preferred Stock into shares of Common Stock), and the denominator of which is the total number of shares of Common Stock held by all Purchasing Shareholders. If the Purchasing Shareholders do not elect to purchase all of the available Family Shares following receipt of the Notice, then as to the remaining available Family Shares, the Pro Rata Shares of Purchasing Shareholders electing to purchase such available shares shall be proportionately increased to reflect a fraction, the numerator of which is the number of shares of Common Stock held by each such holder (assuming conversion of all shares of Preferred Stock into shares of Common Stock), and the denominator of which is the total number of shares of Common Stock held by all Purchasing Shareholders electing to purchase such available shares. If any Purchasing Shareholder does not elect to purchase its full entitlement, it may convey its unused right to purchase to any other Purchasing Shareholder(s).

         1.4 Purchase Price. The purchase price for the Family Shares purchased by the Purchasing Shareholders shall be the same price as the price offered to the proposed transferee, subject to the following:

                  (a) If such price includes consideration other than cash, or if the Common Stock is no longer traded on a securities exchange or on the over-the-counter market, the cash equivalent value of the non-cash consideration or the value of the shares to be purchased shall be determined by the mutual consent of the Selling Holder and a majority-in-interest of the Purchasing Shareholders or, in the absence of such agreement, by a third party appraiser mutually agreed upon by such holder and a majority-in-interest of the Purchasing Shareholders; provided that the fees and expenses of such appraiser shall be paid by the Company.

                  (b) In the context of a proposed Public Sale, and in the context of a proposed transfer for no consideration while the Common Stock is traded on a securities exchange or on the over-the-counter market, the price shall be equal to the following applicable average market price (the "Average Market Price") of the Common Stock to be transferred as of the trading day immediately preceding the date of the Notice, or such other price as may be agreed by the Selling Holder and a majority-in-interest of the Purchasing
Shareholders:

                           (i)      If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the twenty (20) trading day period ending on the trading day prior to the date of the Notice, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period;


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                           (ii)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the twenty (20) trading day period ending on the trading day prior to the date of the Notice, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period.

         1.5 Payment. Payment of the purchase price shall be made in cash (by wire transfer or check) within (a) 15 days after delivery of the Initial Purchase Notice or, if applicable, the Second Purchase Notice, in the case of a proposed Private Sale; provided that if the proposed Private Sale involves consideration other than cash, or no consideration, payment shall be made within 15 days after the consideration to be paid by the Purchasing Shareholders is determined pursuant to Section 1.4(a); or (b) 5 days after delivery of the Initial Purchase Notice or, if applicable, the Second Purchase Notice, in the case of a proposed Public Sale. The Purchasing Shareholders' obligation to consummate such purchase shall be conditioned upon the Selling Holder's delivery of original share certificates representing the Family Shares to be sold, together with customary representations and warranties and instruments of conveyance, so that the Purchasing Shareholders take title to such shares free of all liens and encumbrances. The Family Shareholders will cooperate in good faith with the Purchasing Shareholders to provide such deliveries and otherwise to consummate the transactions contemplated hereby.

         1.6 Family Shareholder's Right to Transfer. If all of the Family Shares proposed in the Notice to be transferred are not purchased by the Series A Holders within the time frames provided herein, the Selling Holder may transfer all of such Family Shares in accordance with the terms described in the Notice, provided that such transfer (i) is consummated within 90 days after the date of the Notice, (ii) is in accordance with all of the terms of this Agreement and all other agreements between or among such Family Shareholder, the Series A Holders and the Company and (iii) is effected in accordance with any applicable securities laws. Any Family Shares transferred pursuant to this
Section 1.6 in connection with a Public Sale shall no longer be subject to the restrictions of this Agreement, but in connection with any transfer pursuant to a Private Sale, the transferee shall agree in writing to be bound by the restrictions set forth in this Agreement as to the transferred Family Shares as a "Family Shareholder" hereunder unless such Private Sale is a bona fide sale to a person or entity that is neither a Family Shareholder nor an affiliate of a Family Shareholder (in which case such shares shall no longer be subject to the restrictions in this Agreement). If the Family Shares described in the Notice are not transferred in accordance with the terms described in the Notice within such period, a new Notice shall be given to the Series A Holders and the Company, and the Series A Holders shall again be offered a right of first refusal pursuant to this Agreement, before any Family Shares held by the Family Shareholders may be sold or otherwise transferred.

         1.7 Certain Limitations. Except as may otherwise be expressly agreed by a majority-in-interest of the Series A Holders, no Family Shareholder may submit an additional Notice with respect to another proposed transfer for so long as the period during which the Series A Holders may exercise their first refusal rights pursuant to Section 1.3 and acquire shares pursuant to Section
1.5 remains open as to a prior Notice submitted by that Family Shareholder.


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                                   SECTION 2.

                      LIMITATIONS ON RIGHT OF FIRST REFUSAL

         2.1 Non-applicable Transfers. The restrictions on transfers set forth in Section 1 of this Agreement shall not apply where the transfer of securities by a selling Family Shareholder is:

         (a) to such selling Family Shareholder's "immediate family" (for purposes of this Agreement, such Family Shareholder's spouse, parents and siblings, and children, grandchildren or other lineal descendants, whether natural or adopted, and the spouses of any of them), or to a custodian, trustee or other fiduciary for the account of the selling Family Shareholder or members of the selling Family Shareholder's immediate family in connection with an estate planning transaction, or a distribution by any trustee of shares to a selling Family Shareholder or a member of the selling Family Shareholder's immediate family;

         (b) pursuant to sales permitted by and effected in compliance with Rule 144 promulgated under the Securities Act, or pursuant to transfers to charitable institutions or other gifts involving a bona fide donative intent; provided, however, that the amount of Family Shares transferred by all Family Shareholders under this Section 2.1(b) shall not exceed the greater of either of the following limitations: (1) in any consecutive three-month period, 1% of the total number of shares of Common Stock outstanding (without regard to any securities that may be convertible into, or exercisable or exchangeable for, Common Stock), or (2) in any consecutive three-month period, 25% of the average weekly trading volume of the Common Stock on the American Stock Exchange or such other principal exchange or market upon which the Common Stock is then listed or quoted for the four calendar weeks immediately preceding the proposed sale;

         (c) by operation of law, or pursuant to a bequest or inheritance, in connection with the distribution of the estate of a deceased Family Shareholder upon his or her death;

         (d)      to one or more Series A Holders;

         (e) to a corporation or other entity that would be considered an "affiliate" (as defined in the Securities Act) of such Family Shareholder;

         (f)      pursuant to a public offering registered under the Securities
Act; or

         (g) to a bona fide pledgee reasonably acceptable to a majority-in-interest of the Investors in connection with the granting of a security interest with respect to the pledged shares (and a U.S. FDIC-insured commercial bank or savings bank with assets in excess of $100 million shall be deemed to be reasonably acceptable to the Investors);

provided that, except in the case of transfers pursuant to subsections (b), (d) and (f), as to which this Agreement shall cease to apply to the transferee, the transferee agrees in writing to be bound by the restrictions set forth in this Agreement as to such transferred Family Shares as a "Family Shareholder" hereunder.


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         2.2      Termination. This Agreement shall terminate immediately upon the date that the Series A Holders no longer hold, beneficially or of record, shares of Common Stock (including shares of Common Stock issuable upon the conversion of the outstanding Preferred Stock) representing at least 10% of the Company's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Preferred Stock as outstanding in the aggregate).

         2.3      Legends; Transfer.

                  (a) Each certificate representing the Family Shareholders' shares, other than certificates that are as of the date of this Agreement issued in "street name" and under which the Family Shareholders beneficially own shares, and any certificates issued to their successors and assigns who remain bound by this Agreement, shall be endorsed by the Company with a legend reading substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, AN AGREEMENT AMONG THE COMPANY, THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE COMPANY'S STOCK, WHICH INCLUDES RIGHTS OF FIRST REFUSAL, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

                  (b) The Company shall not transfer any of the Family Shares on its books without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer.

                                   SECTION 3.

                                  MISCELLANEOUS

         3.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.

         3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

         3.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         3.4 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         3.5 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by


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overnight courier, or delivery via telecopy (with confirmation of receipt), or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed: (i) if to the Company, as follows:

                             Harold's Stores, Inc.
                             765 Asp
                             Norman, Oklahoma 73070
                             Attn: Chief Financial Officer
                             Telecopy: (405) 366-2538

         with a copy to:     Crowe & Dunlevy
                             1800 Mid-America Tower
                             20 North Broadway
                             Oklahoma City, Oklahoma 73102
                             Attn: Michael M. Stewart, Esq.
                             Telecopy:  (405) 272-5238


(ii) if to a Family Shareholder, to such Family Shareholder's address as set forth on the Schedule of Family Shareholders attached hereto, (iii) if to an Investor, to such Investor's address as set forth on the Schedule of Investors attached hereto, or at such other address as the parties may designate by ten
(10) days advance written notice to the other parties, with a copy to:

                             Sutherland Asbill & Brennan LLP
                             999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                             Attn: Thomas C. Herman, Esq.
                             Telecopy: (404) 853-8806

                                            and

                             Robert Anderson Consulting LLC
                             4401 Northside Parkway
                             Suite 340
                             Atlanta, Georgia 30327
                             Attn: Robert L. Anderson
                             Telecopy: (404) 949-3156


and (iv) if to Series A Holders other than the Investors, at such address as such Series A Holders provide to the Company from time to time for purposes of the notices provision of this Agreement.

         3.6 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company, the Family Shareholders holding a majority of the


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then outstanding shares of Common Stock held by the Family Shareholders, and a majority-in-interest of the Series A Holders.

         3.7 Status of Shares Purchased by Company. Shares of Common Stock purchased by the Company pursuant hereto shall not be deemed to be outstanding, and shall revert to authorized, and unissued shares.

         3.8 Entire Agreement. This Agreement constitutes the entire agreement between the Family Shareholders, the Investors and the Company relative to the subject matter hereof and supersedes any previous agreements or negotiations among the parties.

                     [Signatures Appear on Following Pages]



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.


                                    "COMPANY"

                                    Harold's Stores, Inc.

                                    By: /s/ H. Rainey Powell
                                       ----------------------------------------
                                    Name: H. Rainey Powell
                                         --------------------------------------
                                    Title: President
                                          -------------------------------------

                                    "FAMILY SHAREHOLDERS"

                                     /s/ H. Rainey Powell, Attorney-in-fact
                                    -------------------------------------------
                                    Harold G. Powell, individually and as
                                    Trustee under the Harold G. Powell Family
                                    Revocable Trust, UA dated 9/7/93, and under
                                    the Harold G. Powell Revocable Trust dated
                                    9/8/93


                                     /s/ H. Rainey Powell, Attorney-in-fact
                                    -------------------------------------------
                                    Anna M. Powell, individually and as Trustee
                                    under the Harold G. Powell Revocable Trust
                                    dated 9/8/93


                                    /s/ Rebecca Powell Casey
                                    -------------------------------------------
                                    Rebecca Powell Casey, individually and as
                                    custodian for Meredith M. Casey, Lindsey M.
                                    Casey and Bryan A. Casey under the Texas
                                    UGMA



                                    /s/ Michael T. Casey
                                    -------------------------------------------
                                    Michael T. Casey, individually and as
                                    Trustee under the H. Rainey Powell and Mary
                                    U. Powell 1997 Irrevocable Trust


                                     /s/ H. Rainey Powell, Attorney-in-fact
                                    -------------------------------------------
                                    H. Rainey Powell, individually and as
                                    custodian for Elizabeth M. Powell and Alex
                                    M. Powell under the Oklahoma UTMA


                                    /s/ Mary U. Powell
                                    -------------------------------------------
                                    Mary U. Powell


                                    /s/ Lisa Powell Hunt
                                    -------------------------------------------
                                    Lisa Powell Hunt, individually and as
                                    custodian for Miles M. Hunt, Patrick M. Hunt
                                    and Hayden E. Hunt under the Texas UGMA

                                    /s/ Clay M. Hunt
                                    -------------------------------------------
                                    Clay M. Hunt

                                    Arvest Trust Company, N.A., as Trustee*


                                    By:   Lewis W. Beckett
                                       ----------------------------------------
                                    Name: Lewis W. Beckett
                                         --------------------------------------
                                    Title: Sr. Vice President
                                          -------------------------------------

                                    *Executed as Trustee with respect to:
                                    Elizabeth M. Powell Trust A
                                    Elizabeth M. Powell Trust B


               Signature Page to Right of First Refusal Agreement

                                   "INVESTORS"



                                   INTER-HIM, N.V.

                                   By: /s/ Robert Anderson
                                      -----------------------------------------

                              SCHEDULE OF INVESTORS

INTER-HIM, N.V.
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn.:  Mr. Victor Hoogstraal
Telecopy:  +41 56 483 0389

                         SCHEDULE OF FAMILY SHAREHOLDERS


Harold G. Powell
2516 Walnut Road
Norman, OK 73072

Anna M. Powell
2516 Walnut Road
Norman, OK 73072


Rebecca Powell Casey
3835 Shenandoah
Dallas, TX  75205


Michael T. Casey
3835 Shenandoah
Dallas, TX  75205

H. Rainey Powell
1926 Pin Oak Circle
Norman, OK 73072


Mary U. Powell
1926 Pin Oak Circle
Norman, OK 73072


Lisa Powell Hunt
3940 Marquette
Dallas, TX 75225


Clay M. Hunt
3940 Marquette
Dallas, TX 75225


Arvest Trust Company, N.A., as Trustee
200 East Main Street
P.O. Drawer 900
Norman, OK 73069